UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SEC SEAL

DIVISION OF
CORPORATION FINANCE
Mail Stop 4561

September 1, 2009


John Jenkins
President and Chief Executive Officer
Nasus Consulting, Inc.
258 Southhall Lane, Suite 420
Maitland, FL 32751

Dear Mr. Jenkins:

	Your most recent filing on Form 10-K includes financial statements audited by Moore and Associates Chartered ("Moore").
On August 27, 2009, the Public Company Accounting Oversight Board ("PCAOB") revoked the registration of Moore because of violations of PCAOB rules and auditing standards in auditing the financial statements, PCAOB rules and quality controls standards, and Section 10(b) of the Securities Exchange Act of 1934 and
Rule 10b-5 thereunder, and noncooperation with a Board investigation. You can find a copy of the order at http: http://www.pcaobus.org/Enforcement/Disciplinary_Proceedings/
2009/08-27_ Moore.pdf

	As Moore is no longer registered with the PCAOB, you may not include Moore's audit reports or consents in your filings with the Commission made on or after August 27, 2009. If Moore audited a year that you are required to include in your filings with the Commission, then you should engage a firm that is registered with the PCAOB to re-audit that year.

       Please amend your Item 4.01 Form 8-K, filed on August 7, 2009, to disclose that the PCAOB revoked the registration of Moore on August 27, 2009 because of violations of PCAOB rules and auditing standards in auditing the financial statements, PCAOB rules and quality controls standards, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and noncooperation with a Board investigation.

	If you are unable to obtain an amended Exhibit 16 letter for an amended Form 8-K, please disclose this fact in the Form 8-K/A.

	Once you explain Moore's registration revocation in an
Item 4.01 Form 8-K, you do not need to repeat this disclosure in your next Form 10-K.

	Any amendment to Form 8-K should be filed within four business days of receipt of this letter. Please advise us as to how you intend to address any re-audit requirements no later than September 11, 2009.





John Jenkins
Nasus Consulting, Inc.
September 1, 2009

      We urge all persons who are responsible for the accuracy and adequacy of the disclosure in the filing to be certain that the filing includes all information required under the Securities Exchange Act of 1934 and that they have provided all information investors require for an informed investment decision. Since the company and its management are in possession of all facts relating to a company's disclosure, they are responsible for he accuracy and adequacy of the disclosures they have made.

	In connection with responding to our comments, please provide, in writing, a statement from the company acknowledging that:

*	the company is responsible for the adequacy and accuracy
	of the disclosure in the filing;
*	staff comments or changes to disclosure in response to
	staff comments do  	not foreclose the Commission from
	taking any action with respect to the 	filing; and
*	the company may not assert staff comments as a defense in
	any proceeding 	initiated by the Commission or any person
	under the federal securities laws of the United States.

      In addition, please be advised that the Division of Enforcement has access to all information you provide to the staff of the Division of Corporation Finance in our review of your filing or in response to our comments on your filing.

	If you have any questions, you may contact Melissa Feider, Staff Accountant, at (202) 551-3379, Kathleen Collins, Accounting
Branch Chief, at (202) 551-3499, or the undersigned at (202) 551-3226 if you have any questions regarding comments on the financial statements and related matters.

Sincerely,

/s/ Graig Wilson
Senior Assistant Chief Accountant


cc: Via Facsimile: (508) 620-7111
Paul C. Desjourdy, Esq.